Exhibit 5.1

November 6, 2020

Alliant Energy Corporation

4902 North Biltmore Lane

Madison, Wisconsin 53718

Ladies and Gentlemen:

We have acted as counsel to Alliant Energy Corporation, a Wisconsin corporation (the “Company”), in connection with the preparation and filing of an automatic shelf registration statement on Form S-3 (the “Registration Statement”), which the Company proposes to file on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company of 5,000,000 shares of its common stock, $0.01 par value (the “Common Stock”) pursuant to the Alliant Energy Corporation Shareowner Direct Plan (the “Plan”).

In our capacity as counsel to the Company, we have examined such documents, records and instruments as we have deemed necessary for the purposes of this opinion. As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), and (b) information provided in certificates of officers of the Company. We have not independently verified the facts so relied on. In such examination, we have assumed the following without investigation: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. For purposes of this opinion, we also assume that the Company will have obtained any legally required consents, approvals, authorizations and other orders of any regulatory authorities necessary to issue and sell the Common Stock pursuant to the Plan.

Based upon and subject to the foregoing, and subject to the further qualifications and limitations expressed below, we are of the opinion that the shares of the Common Stock that may be issued pursuant to the Plan will be validly issued, fully paid and non-assessable when:

(a) the Registration Statement shall have become effective under the Securities Act,

Alliant Energy Corporation

November 6, 2020

(b) such shares of the Common Stock shall have been issued, sold and delivered pursuant to the terms of the Plan, including the due execution by the Company of any certificates representing such shares and the registration by its registrar of such shares, and

(c) the Company shall have received the consideration for such shares in accordance with the terms of the Plan.

The foregoing opinion is subject to the following exclusions and qualifications:

A. Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

B. Our opinion expressed above is limited to the laws of the State of Wisconsin and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm contained under the heading “Legal Matters” in said Registration Statement and any amendments thereto and in the prospectus constituting a part thereof. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ PERKINS COIE LLP